GSI Commerce Reports Fiscal 2007 First Quarter Operating Results;
       Net Revenue Grows 28 Percent and Merchandise Sales Grow 69 Percent

               Company Also Highlights Emerging Growth Initiatives

      KING OF PRUSSIA, Pa., April 25 /PRNewswire-FirstCall/ -- GSI Commerce Inc. (Nasdaq: GSIC) today announced financial results for its 2007 fiscal first quarter ended March 31, 2007.

      Fiscal 2007 First Quarter Compared to Fiscal 2006 First Quarter

      -- Net revenue increased 28 percent to $146.3 million from $114.2 million.

      -- Merchandise sales increased 69 percent to $322.5 million from $191.0 million.

      -- Loss from operations was $4.8 million compared to a loss of $3.9 million.

      -- Adjusted EBITDA increased 45 percent to $3.8 million from $2.6 million.

      -- Net loss was $2.3 million or $0.05 per share compared to a net loss of $4.4 million or $0.10 per share.

      -- Non-GAAP net loss, which beginning with this release is now calculated on a fully taxed basis, was $1.0 million or $0.02 per share compared to a loss of $2.7 million or $0.06 per share.

      Definitions of the non-GAAP measures merchandise sales, adjusted EBITDA, non-GAAP net income and free cash flow and a discussion of the importance of these financial metrics to GSI's business can be found under "Non-GAAP Financial Measures" provided later in this news release.

      "I am very pleased with our first quarter performance. We executed well against our plan and our business maintained a healthy pace coming off a strong fiscal 2006," said Michael G. Rubin, chairman and CEO of GSI. "Net revenues and merchandise sales grew 28 percent and 69 percent, respectively, and we exceeded the high end of our first quarter guidance on all of our key profitability metrics. I am optimistic about the balance of the year based on underlying momentum and a robust pipeline of prospects."

      Emerging Growth Initiatives

      With the company's core strategy having guided GSI to its position as an industry leader, the company plans to broaden its long-term opportunity with two emerging growth initiatives: international and interactive marketing services.

      "Since launching our business in 1999, we have primarily focused on developing our end-to-end e-commerce capabilities in the U.S. market. Having reached a leadership position in our core market, the time is right to focus not only on continuing to rapidly grow our core business but to also add new, complementary growth opportunities that can meaningfully impact our overall potential in the long run," said Rubin.

      International:

      The international growth initiative will be led by GSI executive Steve Davis. Davis will assume the role of president of the company's international business, and lead the company's opportunity to replicate its successful U.S. model worldwide. By 2009, Forrester Research estimates that the U.S. online business-to-consumer market (B2C) will grow to approximately $213 billion while International Data Corporation estimates the global, online B2C market will grow to approximately $1.1 trillion. Using these estimates, approximately 81 percent of the global, online B2C market will be located outside of the U.S. by 2009. Thus, while the U.S. market has historically accounted for virtually all of the company's revenues, this initiative is designed to grow the company's international business to account for a meaningful portion of the company's revenues in the future.

      Davis will run the international division from the company's international headquarters in Barcelona, Spain. Davis has been a member of the GSI senior management team since 2000. He has overseen account management for the company's partners and has led GSI's product management team. He is also credited with launching and directing gsi interactive(SM), a division of GSI Commerce, which provides a broad range of interactive marketing services.

      Interactive Marketing Services:

      A search is underway for a president of gsi interactive. This executive will be responsible for building on the momentum of GSI's marketing services division and servicing the online marketing needs of partners who continue to move their marketing dollars from traditional media to the online channel. With a talented group of more than 135 employees, gsi interactive currently provides interactive design, user experience, digital photography, content, e-mail marketing, search and other online marketing services to 50 of GSI's 60-plus partners.

      Key Events Since Feb. 13, 2007

      -- In March, GSI announced it had entered into its 12th retail merchandise category when the company signed a multiyear agreement with The Hershey Company (NYSE: HSY), North America's leading chocolate and confectionery manufacturer, to provide a full-service, direct-to- consumer solution for its online gift store and catalog, Hershey's Gifts (www.hersheysgifts.com) and Mauna Loa (www.maunaloa.com). Services GSI will provide to Hershey include e-commerce technology, order processing, personalization and fulfillment of gifts, and customer care support for Web, catalog and business consumers.

      -- During the quarter, the company also entered its 13th retail merchandise category by signing an e-commerce agreement with a publicly traded, multi-billion dollar specialty retailer. The company expects to name the new partner after the launch of the partner's new online store this fall. Services provided by GSI will include e-commerce technology, order processing, fulfillment and customer care operations.

      -- Also in March, GSI announced that it signed a 10-year extension to the existing long-term e-commerce agreement with The Sports Authority Inc. (www.thesportsauthority.com), one of the largest, national full-line sporting goods chains. Services GSI provides include e-commerce technology, order processing, fulfillment, customer care operations, and comprehensive design and interactive services including paid search and affiliate marketing.

      -- In April, GSI announced it signed a multiyear agreement with Charlotte Russe Holding Inc. (Nasdaq: CHIC), a women's apparel and accessories retailer. GSI will provide Charlotte Russe with e-commerce technology, order processing, customer care, fulfillment services and Web site design. The site is expected to launch in the fall.

      2007 Fiscal Year and Second Quarter Financial Guidance

      The following forward-looking statements reflect GSI's expectations as of April 25, 2007. Given the potential changes in general economic conditions and consumer spending, the emerging nature of e-commerce and various other risk factors discussed below and in our public reports, actual results may differ materially.

      The company provides the following updated guidance for fiscal year 2007 (dollars in millions):

    GAAP Guidance                  Non-GAAP Guidance
                       Range                                        Range
    Net revenue  $710.0 - $760.0   Merchandise sales (a)    $1,590.0 - $1,690.0
    Income from
     operations     $9.5 - $12.5   Adjusted EBITDA (b)            $52.0 - $55.0
    Net income     $38.0 - $41.0   Non-GAAP net income (c)         $12.0 - 15.0
                                                                   (fully taxed)

      The following additional fiscal 2007 year guidance is presented to reconcile the GAAP financial metric to its corresponding Non-GAAP financial metric:

      a) Merchandise sales: add to projected net revenue estimated merchandise sales from non-owned inventory of approximately $1.085 billion - $1.135 billion and subtract estimated service fees of approximately $205.0 million.

      b) Adjusted EBITDA: add to projected income from operations estimated depreciation and amortization of $34.0 million and estimated stock-based compensation of $8.5 million.

      c) Non-GAAP net income: add to projected net income estimated stock-based compensation of $8.5 million and estimated amortization of acquisition-related intangibles of $1.5 million and subtract estimated income tax benefit of $26.0 million. This figure is then taxed at our estimated annual effective tax rate of 38.5 percent.

      Capital expenditures for fiscal year 2007 are estimated to be in a range of $50.0 - $55.0 million.

      The company provides the following guidance for fiscal 2007 second quarter (dollars in millions):

    GAAP Guidance                   Non-GAAP Guidance
                       Range                                        Range
    Net revenue   $125.0 - $135.0   Merchandise sales (a)      $280.0 - $300.0
    Loss from
     operations  $(12.0) - $(11.0)  Adjusted EBITDA loss (b)    $(2.0) - $(1.0)
    Net loss       $(7.5) - $(6.5)  Non-GAAP net loss (c)       $(6.0) - $(5.0)
                                                                 (fully taxed)

      The following additional fiscal 2007 second quarter guidance is presented to reconcile the GAAP financial metric to its corresponding Non-GAAP financial metric:

      a) Merchandise sales: add to projected net revenue estimated merchandise sales from non-owned inventory of approximately $190.0 million - $200.0 million and subtract estimated service fees of approximately $35.0 million.

      b) Adjusted EBITDA: add to projected loss from operations estimated depreciation and amortization of $8.0 million and estimated stock-based compensation of $2.0 million.

      c) Non-GAAP net loss: add to projected net loss estimated stock-based compensation of $2.0 million and estimated amortization of acquisition-related intangibles of $0.4 million for fiscal 2007 second quarter and subtract estimated income tax benefit of $4.0 million. This figure is then taxed at our estimated annual effective tax rate of 38.5 percent.

      Non-GAAP Financial Measures

      GSI's consolidated financial statements are prepared and presented in accordance with GAAP. To supplement our consolidated financial statements, in this release and on the conference call, we use the non-GAAP financial measures of merchandise sales, adjusted EBITDA, non-GAAP net income and free cash flow. We also discuss certain ratios that use those measures. The non- GAAP measures and ratios presented are not intended to be considered in isolation of, as a substitute for or superior to our GAAP financial information. We have included reconciliations later in this release of the non-GAAP measures to the nearest GAAP measure.

      We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate our performance. In our opinion, these non-GAAP measures provide meaningful supplemental information regarding our performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by institutional investors and the analyst community to help them analyze the health of our business.

      Merchandise sales. We define merchandise sales as the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through our platform, whether or not we are the seller of the merchandise or record the full amount of such sales on our financial statements. We consider merchandise sales to be a useful metric for management and investors because a significant portion of our sales and marketing expenses, including fulfillment and customer service labor expense, order processing costs such as credit card and bank processing fees and organizational costs such as business management, are related to the amount of sales made through our platform, whether or not we record the revenue from such sales. As a result, we use this metric as part of our revenue and expense forecasting process and for capacity planning purposes. We monitor this metric on a daily basis and consider it to be a critical measure of the health of our business.

      Adjusted EBITDA. We define adjusted EBITDA as income from operations excluding stock-based compensation and depreciation and amortization expenses. We consider adjusted EBITDA to be a useful metric for management and investors because it excludes certain non-cash items. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when valuing equity awards under SFAS 123R, we believe that viewing income from operations excluding stock-based compensation expense allows investors to make meaningful comparisons between our operating performance and those of other businesses. Because we are growing rapidly and operate in an emerging and rapidly changing industry, we believe that our level of capital expenditures and consequently the level of depreciation and amortization expense relative to our revenues could be meaningfully greater today than it will be over time. As a result, we believe it is useful supplemental information to view income from operations excluding depreciation and amortization expense as it provides a potential indicator of the future operating margin potential of the business.

      Non-GAAP net income. Beginning with this release, we are defining non-GAAP net income as net income plus stock-based compensation expense and amortization of acquisition-related intangibles minus cumulative effect of change in accounting principle related to the adoption of SFAS 123R and plus/minus the provision/benefit for income taxes. This figure is then taxed at our current annual effective tax rate to arrive at non-GAAP net income. We believe it is useful to exclude stock-based compensation expense from non-GAAP net income for the same reason we exclude it from adjusted EBITDA. We believe it is useful to exclude amortization of acquisition-related intangibles because in our opinion the benefits of these assets could exceed the amortization period and this supplemental view enables management and investors to measure the business without this potential effect. The gain we recorded from the cumulative effect of change in accounting principle related to the adoption of SFAS 123R is an item we view as non-recurring in nature. We believe it is useful to view net income without the benefit of this non- recurring item. We exclude the GAAP income tax provision in order to compute the non-GAAP pre-tax income. The non-GAAP pre-tax income is then taxed at our current annual effective tax rate to arrive at non-GAAP net income.

      Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures, including capitalized software development. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure, can be used for strategic opportunities, including investing in the business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management's comparisons of our operating results to competitors' operating results. A limitation of using free cash flow as a means for evaluating our performance is that free cash flow reflects changes in working capital which is impacted by short-term changes in cash flow and the seasonality of our business which may not be indicative of long-term performance. Another limitation of free cash flow is that it excludes fixed assets purchased and placed in service but not paid for during the applicable period. Our management compensates for this limitation by providing information about capital expenditures on the face of the cash flow statement and in supplemental disclosures in our Forms 10-K and 10-Q.

      Fiscal First Quarter 2007 Conference Call

      GSI Commerce has scheduled a conference call for today at 4:45 p.m. EDT to review its fiscal 2007 first quarter operating results and to discuss the company's expectations for future performance. For access to the conference call, please call the toll-free conference number, 1-866-700-0133, today by 4:30 p.m. EDT. The conference passcode is "95060325." Alternatively, to listen to the call live on the Web, go to the GSI Commerce Web site, www.gsicommerce.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (4:30 p.m. EDT) to register, download and install any necessary audio software. The conference call also will be broadcast live on the Web through CCBN StreetEvents (www.streetevents.com). For those who cannot listen to the live Webcast, a telephone replay of the conference call will be available one hour after the completion of the call and remain available through May 25. Access to a recording of the conference call can be made by calling toll-free, 1-888-286-8010. The telephone replay passcode is "69837917." Additionally, access to a replay of the conference call's Webcast can be found on the home page of the GSI Commerce Web site. Access to the audio replay of the Webcast also will remain available through May 25.

      About GSI Commerce(R)

      GSI Commerce is a leading provider of e-commerce solutions that enable retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses. We provide solutions for our partners through our integrated e-commerce platform, which is comprised of three components: technology, logistics and customer care, and marketing services. We provide e-commerce solutions for more than 60 partners.

      Forward-Looking Statements

      All statements made in this release, other than statements of historical fact, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "would," "should," "could," "guidance," "potential," "opportunity," "continue," "project," "forecast," "confident," "prospects," "schedule," designed," "future" and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect GSI Commerce's business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets and the industries in which GSI Commerce and its partners operate, changes affecting the Internet and e-commerce, the ability of GSI Commerce to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment, extension or termination of its relationships with strategic partners, the ability of GSI Commerce to timely and successfully develop, maintain and protect its technology, confidential and proprietary information, and product and service offerings and execute operationally, the ability of GSI Commerce to attract and retain qualified personnel, the ability of GSI Commerce to successfully integrate its acquisitions of other businesses, if any, and the performance of acquired businesses. More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the SEC. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements.

    Contact:
    GSI Commerce, Inc.
    Corporate Marketing
    610.491.7474
    Fax: 610.265.2866
    news@gsicommerce.com

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                   (Unaudited)

                                                      December 30,     March 31,
                                                          2006           2007

                  ASSETS
Current assets:
  Cash and cash equivalents                            $  71,382      $  25,671
  Marketable securities                                  113,074        108,335
  Accounts receivable, net of
   allowance of $1,078 and $838                           38,681         26,314
  Inventory                                               46,816         41,962
  Deferred tax assets                                     10,403         10,905
  Prepaid expenses and other current assets                6,409          5,594
    Total current assets                                 286,765        218,781

Property and equipment, net                              106,204        118,241
Goodwill                                                  17,786         17,786
Equity investments and other                               2,435          2,435
Long-term deferred tax assets                             36,792         37,719
Other assets, net of accumulated
 amortization of $12,367 and $13,349                      13,575         12,753
    Total assets                                       $ 463,557      $ 407,715

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                     $  76,553      $  33,563
  Accrued expenses and other                              72,740         48,670
  Deferred revenue                                        11,790         13,887
  Current portion - long-term debt and other                 510          1,121
    Total current liabilities                            161,593         97,241

Convertible notes                                         57,500         57,500
Long-term debt                                            12,856         20,039
Deferred revenue and other                                 3,901          3,527
    Total liabilities                                    235,850        178,307

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.01 par value,
   4,990,000 shares authorized; 0 shares
   issued and outstanding as of December
   30, 2006 and March 31, 2007                                --             --
  Common stock, $0.01 par value, 90,000,000
   shares authorized; 45,878,527 and
   46,306,001 shares issued as of December
   30, 2006 and March 31,  2007, respectively;
   45,878,324 and 46,305,798 shares
   outstanding as of December 30, 2006 and
   March 31, 2007, respectively                              458            463
  Additional paid in capital                             347,676        351,648
  Accumulated other comprehensive loss                       (97)           (28)
  Accumulated deficit                                   (120,330)      (122,675)
    Total stockholders' equity                           227,707        229,408

    Total liabilities and
     stockholders' equity                              $ 463,557      $ 407,715

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                          Three Months Ended
                                                       April 1,        March 31,
                                                         2006            2007

Revenues:
   Net revenues from product sales                    $  91,657       $ 108,750
   Service fee revenues                                  22,586          37,533

     Net revenues                                       114,243         146,283
Cost of revenues from product sales                      67,066          76,802

     Gross profit                                        47,177          69,481

Operating expenses:
   Sales and marketing, inclusive of $1,309
    and $557 of stock-based compensation                 30,713          44,174
   Product development, inclusive of
    $192 and $288 of stock-based
    compensation                                          8,403          13,738
   General and administrative,
    inclusive of $422 and $752 of
    stock-based compensation                              7,397           9,411
   Depreciation and amortization                          4,516           6,924

     Total operating expenses                            51,029          74,247

Loss from operations                                     (3,852)         (4,766)

Other (income) expense:
   Interest expense                                         778             842
   Interest income                                       (1,490)         (1,944)
   Other (income) expense                                  (150)             15
   Impairment on investment                               1,647              --

     Total other (income) expense                           785          (1,087)

Loss before income taxes                                 (4,637)         (3,679)
Provision (benefit) for income taxes                          2          (1,334)

Net loss before cumulative effect of
 change in accounting principle                          (4,639)         (2,345)
Cumulative effect of change in
 accounting principle                                       268              --

Net loss                                              $  (4,371)      $  (2,345)

Basic and diluted loss per share:

   Prior to cumulative effect of
    change in accounting principle                    $   (0.11)      $   (0.05)

   Cumulative effect of change in
    accounting principle                              $    0.01              $-

   Net loss                                           $   (0.10)      $   (0.05)

Weighted average shares outstanding -
 basic and diluted                                       44,680          45,999

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In thousands)
                                   (Unaudited)

                                                           Three Months Ended
                                                       April 1,        March 31,
                                                         2006            2007

Cash Flows from Operating Activities:
   Net loss                                            $ (4,371)       $ (2,345)
   Adjustments to reconcile net loss to
    net cash used in operating activities:
      Depreciation and amortization                       4,516           6,924
      Stock-based compensation                            1,923           1,597
      Loss on investment                                  1,647              --
      Loss on disposal of equipment                          55              46
      Deferred tax assets                                    --          (1,402)
      Cumulative effect of change in
       accounting principle                                (268)             --
   Changes in operating assets and
    liabilities:
      Accounts receivable, net                            5,182          12,393
      Inventory                                           3,272           4,855
      Prepaid expenses and other
       current assets                                      (222)            815
      Other assets, net                                     146             303
      Accounts payable and accrued
       expenses and other                               (32,016)        (68,826)
      Deferred revenue                                     (412)          1,567

      Net cash used in operating activities             (20,548)        (44,073)

Cash Flows from Investing Activities:
   Payments for acquisition of business,
    net of cash acquired                                 (2,629)             --
   Cash paid for property and equipment,
    including internal use software                      (3,721)         (9,556)
   Proceeds from government grant related
    to corporate headquarters                             2,925              --
   Other deferred cost                                       41              --
   Cash paid for equity investments                      (2,408)             --
   Purchases of marketable securities                   (63,405)        (56,279)
   Sales of marketable securities                        71,975          60,950

      Net cash provided by (used in)
       investing activities                               2,778          (4,885)

Cash Flows from Financing Activities
   Repayments of capital lease
    obligations                                            (152)           (123)
   Repayments of mortgage note                              (55)            (47)
   Proceeds from exercise of common
    stock options                                         2,029           3,402

      Net cash provided by financing
       activities                                         1,822           3,232

Effect of exchange rate changes on
 cash and cash equivalents                                    5              15

Net decrease in cash and cash equivalents               (15,943)        (45,711)
Cash and cash equivalents, beginning
 of period                                               48,361          71,382

Cash and cash equivalents, end of period               $ 32,418        $ 25,671

                       GSI COMMERCE, INC. AND SUBSIDIARIES
              ADJUSTED EBITDA (1) AND RECONCILIATION TO GAAP RESULTS
                                  (In thousands)
                                   (Unaudited)

                                                           Three Months Ended
                                                          April 1,     March 31,
                                                            2006          2007
Reconciliation of GAAP loss from
 operations to Adjusted EBITDA:
  GAAP loss from operations                               $(3,852)      $(4,766)

  Stock-based compensation                                  1,923         1,597
  Depreciation and amortization                             4,516         6,924

  Adjusted EBITDA                                         $ 2,587       $ 3,755

(1) Adjusted EBITDA no longer includes other income (expense) as a reconciling item between Adjusted EBITDA and GAAP results.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
              NON-GAAP NET LOSS AND RECONCILIATION TO GAAP RESULTS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                          Three Months Ended
                                                       April 1,        March 31,
                                                         2006            2007

Reconciliation of GAAP net loss to
 non-GAAP net loss:
  GAAP net loss                                        $ (4,371)       $ (2,345)

  Provision (benefit) for income taxes                        2          (1,334)
  Stock-based compensation                                1,923           1,597
  Cumulative effect of change in
   accounting principle                                    (268)             --
  Amortization of acquisition-related
   intangibles                                               14             391
  Non-GAAP pre-tax loss                                  (2,700)         (1,691)

  Income tax benefit at 38.5% (1)                            --            (651)

  Non-GAAP net loss                                    $ (2,700)       $ (1,040)

  Basic and diluted non-GAAP net loss
   per share                                           $  (0.06)       $  (0.02)

  Weighted average shares outstanding
   - basic and diluted                                   44,680          45,999

(1) The income tax benefit for the three months ended March 31, 2007 is calculated using our fiscal 2007 effective tax rate. For the three months ended April 1, 2006, there was no GAAP benefit for income taxes.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
    FREE CASH FLOW AND RECONCILIATION TO GAAP OPERATING CASH FLOW - TRAILING
                                  TWELVE MONTHS
                                 (In thousands)
                                   (Unaudited)

                                                         Twelve Months Ended
                                                       April 1,        March 31,
                                                         2006            2007
Reconciliation of GAAP operating cash
 flow to free cash flow
  GAAP cash flow from operating activities             $ 29,255        $ 42,552

  Cash paid for fixed assets, including
   capitalized software development                     (26,511)        (48,456)

  Free cash flow                                       $  2,744        $ (5,904)

                       GSI COMMERCE, INC. AND SUBSIDIARIES
             MERCHANDISE SALES (1) AND RECONCILIATION TO GAAP RESULTS
                              (Dollars in thousands)
                                   (Unaudited)

                                           Three Months Ended
                                         April 1,      March 31,             Variance
                                           2006           2007          Amount       %
Merchandise sales (1)
 - (a non-GAAP financial measure):
    Category:
      Sporting goods                    $  67,448      $  91,945      $  24,497      36%
      Other                               123,502        230,554        107,052      87%
        Total merchandise sales (1)
         - (a non-GAAP financial
         measure)                       $ 190,950      $ 322,499      $ 131,549      69%

Net revenues - (GAAP basis):
 Net revenues from product sales:
    Category:
      Sporting goods                    $  55,837      $  76,774      $  20,937      37%
      Other                                35,820         31,976         (3,844)    -11%

        Total net revenues from
         product sales                     91,657        108,750         17,093      19%

   Service fee revenues                    22,586         37,533         14,947      66%

        Total net revenues -
         (GAAP basis)                   $ 114,243      $ 146,283      $  32,040      28%

Reconciliation of merchandise sales
 (1) to net revenues:
Merchandise sales (1) - (a non-GAAP
 financial measure):
    Category:
      Sporting goods                    $  67,448      $  91,945      $  24,497      36%
      Other                               123,502        230,554        107,052      87%
        Total merchandise sales
         (1) - (a non-GAAP
         financial measure)               190,950        322,499        131,549      69%
  Less:
   Sales by partners (2):
    Category:
      Sporting goods                      (11,611)       (15,171)        (3,560)     31%
      Other                               (87,682)      (198,578)      (110,896)    126%

        Total sales by partners (2)       (99,293)      (213,749)      (114,456)    115%
   Add:
    Service fee revenues                   22,586         37,533         14,947      66%

        Net revenues - (GAAP basis)     $ 114,243      $ 146,283      $  32,040      28%

(1) Merchandise sales represents the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not GSI Commerce is the seller of the merchandise or records the full amount of such sales on its financial statements.

(2) Represents the retail value of all product sales through the GSI Commerce platform where the inventory is owned by the partner and the partner is the seller of the merchandise. GSI Commerce records service fee revenues on these sales.

SOURCE  GSI Commerce, Inc.
    -0-         04/25/2007
    /CONTACT: GSI Commerce, Inc. Corporate Marketing, +1-610-491-7474, or fax, +1-610-265-2866, news@gsicommerce.com /
    /Web site:  http://www.gsicommerce.com /